                                                                   Exhibit 5.1


                            [GENERAL ELECTRIC LETTERHEAD]





                                   July 7, 1997

Board of Directors
General Electric Company
3135 Easton Turnpike
Fairfield, CT  06431


                         Merger of GB Acquisition Corp. and
                            Greenwich Air Services, Inc.
Ladies and Gentlemen:

          I have acted as Corporate Counsel for General Electric Company, a New York corporation ("GE"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by GE on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to such number of treasury shares of Common Stock, par value $.16 per share (the "Common Stock"), of GE as shall be determined by the product of (i) approximately 16,072,000 and (ii) $31.00 divided by the average of the last sales prices per share of Common Stock on the New York Stock Exchange, Inc. Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the closing date of the Merger (as defined below), rounding the result to the nearest one thousandth of a share. The Common Stock is being registered in connection with the merger of Greenwich Air Services, Inc., a Delaware corporation with and into GB Merger Corp., a Delaware corporation and a wholly owned subsidiary of GE (the "Merger"). The Common Stock is described in the Proxy Statement/Prospectus (the "Prospectus") included in the Registration Statement, to which this opinion is an exhibit.

         In that connection, I have examined the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of such other documents, corporate records, certificates and other instruments as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

         Based upon the foregoing, I am of the opinion that the shares of Common Stock to which the Registration Statement relates, when delivered as described in the Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

         My opinion expressed herein is limited to the law of the State of New York and the Federal law of the United States, and I do not express any opinion herein concerning any other law.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading "Legal Matters" contained in the Prospectus.

                                    Very truly yours,



                                    Robert E. Healing, Esq.
                                    Corporate Counsel
                                    General Electric Company